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                                                                 Exhibit 10.30

                               NOVATION AGREEMENT

THIS AGREEMENT is made effective as of the 31st day of March, 1998 by and among The Travelers Indemnity Company of Hartford, Connecticut and each of its property, casualty insurance subsidiaries and affiliates, but only to the extent such companies have issued policies or are performing services under the Agreement Letters (hereinafter referred to as "Travelers"). Werner Holding Company (Pa.), Inc. and its subsidiaries of Greenville, Pennsylvania (hereinafter referred to as "Werner") and National Union Fire Insurance Company of Pittsburgh, Pennsylvania (hereinafter referred to as "National Union").

WHEREAS, Travelers and Werner have entered into one or more Agreement Letters as listed in "Exhibit A", attached hereto and incorporated by reference (hereinafter referred to as the "Agreement Letters"), which Agreement letters reference Insurance Policies issued by Travelers to Werner (hereinafter referred to as "Policies"); and

WHEREAS, the parties wish to contemporaneously substitute National Union in place of Werner as a party under the Agreement Letters and to discharge and release Werner from its obligations under the said Agreement Letters; and

WHEREAS, in consideration for National Union entering into this Agreement, Werner has agreed to pay National Union on March 31, 1998, the amount of $4,202,641.00.

NOW, THEREFORE, in consideration of the covenants set forth herein, the parties agree as follows:

                              Article 1. NOVATION
                              -------------------

Contemporaneously with the discharge and release of Werner under Article 3. herein, National Union shall be substituted in all respects and for all purposes in place and stead of Werner as party to the Agreement Letters and National Union shall thereby assume all the rights, liabilities and Obligations of Werner arising under or related to the Agreement Letters as if such Agreement Letters had been originally entered into with National Union, provided that all monies due and owing from National Union to Travelers under the Agreement Letters will be payable pursuant to the Interim Funding Program (Exhibit B) and the Electronic Funding Program (Exhibit C), both attached hereto and incorporated by reference. Nothing herein shall operate to amend or modify any other term or condition of the Agreement Letters with the exception of how the claim handling charges will be paid. These charges will be collected and calculated as described in Article 2.C. "Obligations" is defined in this Agreement in the same way as it is in the Agreement Letters.

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                     Article 2. OTHER CONDITIONS TO RELEASE
                    ---------------------------------------


A. On or before the date first above written, National Union agrees to provide Travelers with a Letter of Credit naming Travelers as beneficiary, which is satisfactory to Travelers in form, content and issuer, and which otherwise meets all the requirements of the Agreement Letters. The Letter of Credit will be in the initial amount of $1,000,000, and will secure all Obligations of Werner to Travelers under the Agreement Letters which are being assumed by National Union.

B. Werner will pay to Travelers the outstanding Obligations under the Agreement Letters which are, or will be, due and owing on the effective date first above written. Travelers will calculate the amount of such outstanding Obligations no later than April 6, 1998, and payment will be made by Werner to Travelers via wire transfer, within one (1) day of the date Travelers notifies Werner of the amount of the outstanding Obligations.

C. On or before the date first above written National Union agrees to pay Travelers $500,000 for claim handling charges. Travelers will not bill National Union for additional claim handling charges until the aggregate paid losses portion of Obligations for all policies listed in Exhibit A exceed $14,500,000, with each paid loss limited to $250,000. If and when this occurs, Travelers will bill and National Union will pay a 12.7% claim handling factor for any paid loss excess of $14,500,000, applicable to the first $250,000 of each loss. These additional claim handling charges will be collected under the Electronic Funding Program as set forth in Exhibit C.

                               Article 3. RELEASE
                               ------------------

In consideration of the substitution of National Union and the mutual covenants contained herein, and once the contingencies referenced in Article 2 above have been met and this Agreement has been executed, Travelers agrees that Werner's duty to pay and perform any of its liabilities and Obligations, including, but not limited to, any Deductible Losses, Deductible Administrative Expense Reimbursement amounts, premiums, premium taxes, assigned risk overburden charges and miscellaneous charges of whatever nature and kind, pursuant to the Agreement Letters, shall erase and terminate.

Any Letters of Credit previously provided to Travelers by Werner to secure Obligations under the Agreement Letters will be returned to the bank which issued the Letters of Credit within five (5) business days of the date the Agreement is executed by all parties, or of the date that Travelers receives from National Union the Letter of Credit referenced in Article 2, whichever is later. All prepaid premium, deductible deposits and other similar escrow-type accounts provided by Werner to Travelers pursuant to the Agreement


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Letters will be returned to Werner within five (5) business days of receipt by
Travelers of the deposit amount referenced in Exhibit B from National Union.

Upon return of the Letters of Credit to the issuing bank, and upon return of the escrows to Werner, and once this Agreement has been executed, Werner agrees that all premiums, premium taxes, assigned risk overburden charges, and miscellaneous charges of whatever nature or kind (whether actual or estimated) previously paid by or on behalf of Werner in respect of the Agreement Letters, shall be deemed to be, and Werner hereby agrees that such charges are earned, and that Travelers shall have no further obligation to account for or return such premiums and other payments to Werner.

After all of the above has taken place, Travelers and Werner each mutually release and forever discharge the other, their successors, assigns, agents, officers, affiliates, employees, directors and attorneys from any and all claims, demands, causes of action, judgments, suits, debts, covenants, contracts, controversies, agreements, provisions, awards, proceedings, costs, fees and expenses, whether or not now known or unknown, suspected or unsuspected, or claimed, which they ever had, now have or claim to have had against the other from the beginning of the world to the date of this Agreement related in any way to the Agreement Letters, including, but not limited to, any claim or dispute relating to any prior billing or calculation of Obligations or any insurance claim paid pursuant to the Policies prior to the date of this Agreement, provided that, Travelers continues to have a duty to defend and pay on behalf of Werner, up to the applicable limits of liability of the Policies, and Werner continues to have a duty to cooperate with Travelers in the exercise of Travelers aforementioned duty to defend and to pay on behalf of Werner.

                              Article 4.  GENERAL
                              -------------------

A. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

B. This Agreement shall constitute the entire agreement between the parties hereto related to the subject matter hereof, and may not be amended, except by written amendment executed by each of the parties.

C. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Connecticut and the parties hereto do irrevocably submit to the non-exclusive jurisdiction of the State of Connecticut. To the extent permitted by law, the parties expressly waive all rights to challenge or otherwise limit such jurisdiction.

D. All disputes or differences arising out of the interpretation of this Agreement shall be submitted to the binding decision of two (2) Arbitrators, one to be chosen by each party, and in the event the Arbitrators fail to agree, to the decision of an Umpire to be chosen by the Arbitrators. The Arbitrators and Umpire shall be


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       disinterested active or retired executive officials of Fire or Casualty
       Insurance or Reinsurance Companies. If either of the parties fails to appoint an Arbitrator within one (1) month after being required by the other party in writing to do so, or if the Arbitrators fail to appoint an Umpire, within one (1) month of receipt of a request in writing by either of them to do so, such Arbitrator or Umpire, as the case may be, shall at the request of either party be appointed by a Judge or a state court of Connecticut.

       The Arbitration proceedings shall take place in Stamford, Connecticut. The applicant shall submit its case within one (1) month after the appointment of the Court of Arbitration, and the respondent shall submit his reply within one (1) month after receipt of a claim. The Arbitrators and Umpire are relieved from all judicial formality and may abstain from following the strict rules of law.

       The Arbitrators and the Umpire shall not aware punitive damages. They shall settle any dispute under this Agreement according to an equitable rather than a strictly legal interpretation of its terms and their decision shall be provided to the parties in writing and shall be final and not subject to appeal. Judgment may be entered upon the award of the Arbitrators in any court having jurisdiction thereof.

       Each party shall bear the expenses of its Arbitrator and shall jointly and equally share with the other the expense of the Umpire and of the Arbitration.

       This Article shall survive the termination of this Agreement.

E. Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any statute, law, ordinance or regulation contrary to which the parties hereto have no legal right to contract, the latter shall prevail; provided, that in such event the provision of this Agreement so affected shall be curtailed and limited only to the extent necessary to permit compliance with the minimum legal requirement, and no other provisions of this Agreement shall be affected thereby, and all such other provisions of this Agreement shall continue in full force and effect. In the event this provision of the Agreement is invoked, and any money is required to be paid or returned by either Travelers or Werner to the other which was not contemplated by this Agreement, then that paying or returning party may void the mutual releases by and between Travelers and Werner set forth herein.

F. This Agreement may be executed and delivered in multiple counterparts, each of which, when so executed and delivered, shall be an original, but such counterparts shall together constitute but one and the same instrument and agreement.

      [Remainder of page intentionally blank. Next page is signature page.]


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IN WITNESS WHEREOF, the parties have executed this Agreement by their respective authorized offices.

THE TRAVELERS INDEMNITY COMPANY

By:     /s/ ?????
   -----------------------------

Title:  Executive Vice President
      --------------------------

WERNER HOLDING COMPANY (PA.), INC.

By:   /s/ Donald W. Resnick
   -----------------------------

Title:   CFO
      --------------------------


NATIONAL UNION FIRE INSURANCE COMPANY

By:   /s/ Robert ???????
   -----------------------------

Title:   Vice President
      -------------------------






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                                   EXHIBIT A
                                   ---------

                      AGREEMENT LETTERS AND POLICY NUMBERS

Agreement Letter Date  Policy Period       Policy #s      Type of Policy
------------------------------------------------------------------------
August 22, 1997          5/1/97 - 98    UC4J-UB-844G752-8   Workers Comp
                                        UDC2JUB-844G753-A   Workers Comp
                                        UDRJUB-844G756-5    Workers Comp
                                        URLJ-UB-844G758-9   Workers Comp
                                        UC2EE-UB-844G757-7  Workers Comp
                                        UC2J-UE-844G751-6   Workers Comp

July 25, 1996            5/1/96 - 97    UC4J-UB-844G752-8   Workers Comp
                                        UC2J-UB-844G753-A   Workers Comp
                                        UDRJUB-844G756-5    Workers Comp
                                        URLJ-UB-844G758-9   Workers Comp
                                        UC2EE-UB-844G757-7  Workers Comp
                                        UC2J-UB-844G751-6   Workers Comp

December 4, 1995         5/1/95 - 96    UC4J-UB-844G752-8   Workers Comp
                                        UC2J-UB-844G753-A   Workers Comp
                                        UDRJUB-844G756-5    Workers Comp
                                        URLJ-UB-844G758-9   Workers Comp
                                        UC2EE-UB-844G757-7  Workers Comp
                                        UC2J-UB-844G751-6   Workers Comp

November 18, 1994        5/1/94 - 95    UDSJ-UB-844G752-8   Workers Comp
                                        UC2J-UB-844G753-A   Workers Comp
                                        UDRJUB-844G756-5    Workers Comp
                                        URLJ-UB-844G758-9   Workers Comp
                                        UC2EE-UB-844G757-7  Workers Comp
                                        UCJ2-UB-844G751-6   Workers Comp

February 21, 1994        5/1/93 - 94    UDSJ-UB-844G752-8   Workers Comp
                                        UDRJ-UB-844G753-A   Workers Comp
                                        UDRJUB-844G756-5    Workers Comp
                                        URLJ-UB-844G758-9   Workers Comp
                                        UC2J-UB-844G751-6   Workers Comp
                                        UC2EE-UB-844G757-7  Workers Comp


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                                   EXHIBIT B
                                   ---------

                             Interim Payment Terms
                             ---------------------

1. National will pay Travelers $36,000 per week, commencing as of April 3, 1998 and each succeeding Friday thereafter, until the Electronic Funding Program in Exhibit C is established and is operational, at which point the payments of $36,000 per week will be terminated immediately. Travelers will use this money to pay all Losses (defined as it is in Exhibit C), plus Allocated Loss Adjustment Expenses, times the applicable Claims Handling Factor. These weekly payments will continue to be made without regard to the monthly adjustments referenced in 3. below.

2. Travelers shall require prepaid Losses and Allocated Loss Adjustment Expenses in the amount of $58,000 ("Escrow Deposit"), such amount to be paid by National Union to Travelers on or prior to the "as of" date at the inception of this Agreement. This amount represents Travelers estimate of Losses and Allocated Loss Adjustment Expenses for eight days. Travelers reserves the right to increase the amount of prepaid Losses and Allocated Loss Adjustment Expenses if its actuarial estimates indicate that such an increase in necessary. Any such increase shall be based on Travelers' actuarial estimate of eight (8) days worth of Losses and Allocated Loss Adjustment Expenses. National Union shall provide such additional prepaid Losses and Allocated Loss Adjustment Expenses to Travelers, in accordance with the terms of Travelers notice that such additional payments are required.

3. On the first business day after monthly Loss information is available, and monthly thereafter, Travelers will compare the amounts paid by National Union pursuant to paragraphs 1. and 2. above with amounts paid by Travelers as Losses, plus Allocated Loss Adjustment Expenses. If the former amount is greater than the latter, Travelers will return the difference to National Union. If the former amount is less than the latter, National Union will pay the shortfall to Travelers. Such payments will be made within three (3) business days of the calculation being performed. Such monthly calculation will continue until the Electronic Funding Program in Exhibit C is established and is operational.

4. These payment terms under this Exhibit B will remain in place until the Electronic Funding Program in Exhibit C is established and is operational. As of that date, this Agreement will be governed by the payment procedures set forth in Exhibit C of this Agreement. Travelers will, as of that date, compare any remaining prepaid Losses and Allocated Loss Adjustment Expenses collected under this Exhibit, after payment of Losses and Allocated Loss Adjustment Expenses, with the deposit amount required under Exhibit C. If the former amount is greater than the latter, Travelers will return the difference to National Union within three (3)


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business days. If the former amount is less than the latter, National Union will pay the shortfall to Travelers within three (3) business days.



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                                   EXHIBIT C
                                   ---------

                           Electronic Funding Program

The following is a description of the terms and procedures under which The Travelers Electronic Funding Program with National Union is established and operated.

Travelers will make payment of retrospectively-rated and Deductible Losses, as defined in the Agreement Letters (hereinafter referred to as "Losses") on National Union's behalf under the insurance program with Werner utilizing checks drawn against a bank account of The Travelers Indemnity Co. or one of its affiliates.

In order to facilitate the weekly funding process, National Union will specify a bank and account ("Source Account") against which weekly Automated Clearing House ("ACH") debits will be drawn by a bank selected by Travelers ("Processing Bank") in payment of Losses. National Union will also provide authorization to The Travelers to direct its Processing Bank to draw ACH debit transactions against National Union's Source Account for this payment. Travelers will provide National Union with a sample authorization letter to be signed by National
Union which authorizes Travelers to direct its Processing Bank to draw ACH debit transactions against National Union's Source Account. Travelers will also provide National Union with an example of the banking industry form to be provided by National Union to Travelers' Processing Bank to identify the Source Account codes and the Source Account's bank ABA code.

Each week Travelers will be notified of the total Losses which have been paid. In addition Travelers Loss systems will generate charges for Allocated Loss Adjustment Expenses and the applicable Claims Handling Factor charges (which Claims Handling Factor charges will be collected pursuant to Article 2.C. of this Agreement), as well as corrections as a result of edits on each Loss payment. This data will be processed through Travelers TRACER system to determine the resulting charge for the week based upon the Werner Insurance program and such data will be simultaneously delivered to National Union. Once determined this charge will be sent electronically to Travelers Processing Bank with instructions to draw an ACH debit on National Union's Source Account. The draw on the ACH debit account by Travelers shall not occur more frequently than once per week without the written permission of National Union.

Travelers shall produce and provide to National Union, a quarterly report identifying Losses and reserves plus applicable Allocated Loss Adjustment Expenses by claim. In addition, at the end of each month Travelers will produce reports that will identify the claim charges and Travelers will provide these reports to National Union by the sixth (6th) business day of the following month.

For the Electronic Funding Program Travelers requires that National Union deposit with Travelers at the inception of this Agreement an amount equal to eight days worth of

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Losses and Allocated Loss Adjustment Expenses for National Union's program with
Travelers (currently estimated at $58,000). Periodically Travelers will perform an analysis of Loss activity, based upon data from the TRACER system, in order to determine the adequacy of the deposit amount. In the event that any such analysis indicates that an increase in the deposit is required, Travelers will provide National Union with documentation of the analysis and notification of the amount of increase in the deposit, which increase shall also be based on Travelers actuarial estimate of eight (8) days worth of Losses and Allocated Loss Adjustment Expenses. Three business days after National Union is notified Travelers will instruct its Processing Bank to draw an additional ACH debit against National Union's Source Account and transfer this amount to Travelers which will be added to National Union's deposit balance.

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